EXHIBIT 1.A.(5)(b)(2)  Optional Paid-Up Life Insurance Rider


                     United of Omaha Life Insurance Company

                      OPTIONAL PAID-UP LIFE INSURANCE RIDER

This rider is part of the policy to which it is attached. It is subject to all of the policy provisions which are not inconsistent with the rider provisions. The effective date of this rider is the date of issue of the policy.


Benefit

If you exercise this rider, we will guarantee to keep this policy in force as paid-up life insurance for the whole of life. This option is available after the 15th policy anniversary if the conditions listed below are met.


Conditions to Exercise This Rider

In order to exercise this rider, the following conditions must be met:

(a) The Insured has attained age 75 or older;
(b) The policy has a loan balance equal to 96% of the Accumulation Value. Any loan in excess of this amount must be repaid;
(c) The loan balance is greater than the Specified Amount;
(d) The amount of new loans taken in the last 36 months is less than 30% of the loan balance;
(e) No Additional Insured Term Riders are attached to the base policy at the time you exercise this rider.


Cost of Paid-Up Life Insurance Guarantee

We will deduct 3% of the Accumulation Value on the date you exercise this rider. This is the charge for the paid-up life insurance guarantee.


Amount of Paid-Up Life Insurance

The amount of paid-up life insurance will equal:

(a) the Accumulation Value on the date you exercise this rider; less (b) the 3% deduction; multiplied by (c) 105%.

The death benefit will equal the greatest of:

             (a) the amount of paid-up life insurance less the loan balance on the date of death;
             (b) the Accumulation Value on the date of death multiplied by the sum of 100% plus the applicable corridor percentage shown in the policy for the Insured's attained age, less the loan balance on the date of death; or
             (c) the loan balance on the date of death multiplied by the sum of 100% plus the applicable corridor percentage shown in the policy for the Insured's attained age, less the loan balance on the date of death.

The corridor percentage will not be less than 1%.

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Changes to Policy Provisions

After you exercise this rider, the following will apply:

(a) We will not accept any additional premium payments;
(b) Changes in Specified Amount or death benefit option will not be allowed; (c) For variable life insurance policies, all amounts that are not allocated to the Loan Account must be allocated to the Fixed Account.

All other policy provisions will remain in effect.


                                         United of Omaha Life Insurance Company

                                         /S/ M. Jane Huerter
                                         ---------------------
                                         Corporate Secretary